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                                                                      Exhibit 11

                        CML GROUP, INC. AND SUBSIDIARIES

                                      COMPUTATION OF EARNINGS (LOSS) PER SHARE

For the periods ended November 2, 1996
and October 28, 1995

                                                                              First Quarter
                                                                              -------------
                                                                      1996                     1995
                                                                      ----                     ----
Primary earnings (loss) per share:

Weighted average number of shares outstanding:
Common                                                              49,707,211               49,224,104
Shares deemed outstanding from:
     Assumed issuance of deferred compensation awards                  105,000                  105,000
     Assumed exercise of stock options                                 352,745                  442,128
                                                                  ------------             ------------

Total                                                               50,164,956               49,771,232
                                                                  ============             ============

Net income (loss)                                                 $(13,651,000)            $(15,018,000)
                                                                  ============             ============

Primary earnings (loss) per share                                       $(0.27)                  $(0.30)
                                                                        ======                   ======

Weighted average number of shares outstanding, as
     above                                                          50,164,956               49,771,232
Shares deemed outstanding from the assumed
     conversion of convertible subordinated debentures               1,604,877                1,604,877
Additional shares deemed outstanding from the assumed
     exercise of stock options                                          49,270                     --
                                                                  ------------             ------------

Total                                                               51,819,103               51,376,109
                                                                  ============             ============


Additional income from the elimination of the interest
     cost of the convertible subordinated debentures, net
     of income tax effect                                         $    384,685             $    374,067

Fully diluted earnings (loss) per share                                 $(0.27)                  $(0.30)
                                                                        ======                   ======



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